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                                                                    EXHIBIT 28.1

WACHOVIA CREDIT CARD MASTER TRUST
Excess Spead Analysis - February 2002


Series                                            1999-1       2000-1
Deal Size                                         $896 MM      $750 MM
Expected Maturity                                04/15/04     07/15/05

Yield                                               15.82%       15.82%
Less:                  Coupon                        2.33%        2.32%
                       Servicing Fee                 2.00%        2.00%
                       Net Credit Losses             5.59%        5.59%
Excess Spread:
                            02/01/02                 5.91%        5.92%
                            01/01/02                 5.23%        5.24%
                            12/01/01                 7.76%        7.77%
Three month Average Excess Spread                    6.30%        6.31%


Delinquency:
                       30 to 59 days                 0.80%        0.80%
                       60 to 89 days                 0.53%        0.53%
                       90 + days                     1.36%        1.36%
                       Total                         2.69%        2.69%

Payment Rate                                         9.40%        9.40%